Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Rezolve AI plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class	Calculation Instruction	Amount	Maximum Price Per	Aggregate	Fee Rate	Amount of Registration
Fees to Be Paid	Equity	Ordinary Shares	457(c)	200,000,000	$2.995(1)	$599,000,000.00	0.0001381	$82,721.90
Fees Previously	-	-	-	-	-	-	-	-
	Total Offering Amounts					$599,000,000.00	0.0001381	$82,721.90
	Total Fees Previously Paid					-	-	-
	Total Fee Offsets					-	-	-
	Net Fee Due					-	-	$82,721.90

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), Rezolve AI plc (the “Company”) is also registering an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)
Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and the low prices as reported on the Nasdaq Stock Market LLC on November 26, 2025.